EXHIBIT 5.1

WRITER’S DIRECT DIAL NUMBER

WRITER’S DIRECT E-MAIL ADDRESS

WRITER’S DIRECT FACSIMILE

+86 10 5828 6302
gliu@paulweiss.com
November 27, 2019

Wanda Sports Group Company Limited
Room 1903, 19/F, Lee Garden One,
33 Hysan Avenue,
Causeway Bay, Hong Kong

Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong” or “HKSAR”) counsel to Wanda Sports Group Company Limited, a company incorporated under the laws of Hong Kong (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) of the Company, filed with the U.S. Securities and Exchange Commission pursuant to the U.S. Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”).  You have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement.  The Registration Statement relates to the registration under the Act of 10,791,118 Class A ordinary shares (the “Shares”) to be issued by the Company pursuant to the Company’s Equity Incentive Plan (the “Plan”).

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP, SOLICITORS AND INTERNATIONAL LAWYERS, HONG KONG, IS AFFILIATED WITH
PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP, A NEW YORK (USA) LIMITED LIABILITY PARTNERSHIP WHICH HAS OFFICES IN
NEW YORK • BEIJING • LONDON • TOKYO • TORONTO • WASHINGTON, D.C. • WILMINGTON

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Plan and (iii) the form of option award agreement relating to options granted under the Plan (collectively “Award Agreements,” and together with the Registration Statement and the Plan, collectively, the “Documents”).

In addition, we have examined (i) the Certificate of Incorporation of the Company dated November 28, 2018, (ii) the Second Amended and Restated Articles of Association of the Company adopted on and effective as of July 5, 2019; (iii) the written unanimous consent of the board of directors of the Company dated May 31, 2019 and minutes of a meeting of the board of directors of the Company held on July 4, 2019; (iv) minutes of an extraordinary general meeting of the shareholders of the Company held on July 5, 2019; (v) the written unanimous consent of the board of directors of the Company dated July 26, 2019; (vi) minutes of a meeting of the board of directors of the Company held on August 29, 2019; and (vii) the written unanimous consent of the compensation committee of the board of directors of the Company dated August 29, 2019 (the resolutions reflected in the written consents and minutes referred to under items (iii) to and including (vii) hereafter, collectively, referred to as the “Resolutions”).

We have also relied upon the factual matters contained in the representations and warranties of the Company made in the Documents and upon certificates of public officials and the officers of the Company.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, stamps and seals, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete, and we have also assumed, without independent investigation, (i) all relevant documents and information which are material to the matters referred to in the “Opinion” section below have been provided to us and there are no other matters the omission of which in the documents provided by or in relation to the Company would make any statement in this opinion letter incorrect or misleading and (ii) there are no provisions of the laws of any jurisdiction outside Hong Kong that would have any implication in relation to the opinions expressed herein.

On July 1, 1997, Hong Kong became the Hong Kong Special Administrative Region (the of the People’s Republic of China. On April 4, 1990, the National People’s Congress (the “NPC”) of the People’s Republic of China adopted the Basic Law of the HKSAR (the “Basic Law”). Under Article 8 of the Basic Law, the laws of Hong Kong in force at June 30, 1997 (that is, the common law, rules of equity, ordinances, subordinate legislation and customary law) are to be maintained, except for any that contravene the Basic Law and subject to any amendment by the legislature of the HKSAR. Under Article 160 of the Basic Law, the laws of Hong Kong in force at June 30, 1997 are to be adopted as laws of the HKSAR unless they were declared by the Standing Committee of the NPC (the “Standing Committee”) to be in contravention of the Basic Law and, if any laws are later discovered to be in contravention of the Basic Law, they are to be amended or cease to have force in accordance with the procedure prescribed by the Basic Law.

On February 23, 1997, the Standing Committee adopted a decision (the “Decision”) on the treatment of laws previously in force in Hong Kong. Under paragraph 1 of the Decision, the Standing Committee decided (as translated by us) that “the laws previously in force in Hong Kong, which include the common law, rules of equity, ordinances, subsidiary legislation and customary law, except for those which contravene the Basic Law, are to be adopted as the laws of the HKSAR”.  Under paragraph 2 of the Decision, the Standing Committee decided that the ordinances and subsidiary legislation set out in Annex 1 to the Decision (as translated by us) “which are in contravention of the Basic Law” are not to be adopted as the laws of the HKSAR. One of the ordinances set out in that Annex is the Application of English Law Ordinance (Chapter 88 of the Laws of Hong Kong) (the “English Law Ordinance”). The English Law Ordinance applied the common law and rules of equity of England to Hong Kong. We have assumed in giving this opinion that the effect of paragraph 2 of the Decision, insofar as it relates to the English Law Ordinance, is to repeal the English Law Ordinance prospectively and that the common law and rules of equity of England which applied in Hong Kong on June 30, 1997 continue to apply, subject to their subsequent independent development which rest primarily with the courts of the HKSAR that are empowered by the Basic Law to refer to precedents of other common law jurisdictions when adjudicating cases.  The judgement of the Court of Appeal of the High Court in HKSAR v Ma Wai Kwan David and Others, Res No. 1 of 1997 supports this assumption that the common law and rules of equity of England which applied to Hong Kong on June 30, 1997 continue to apply to the HKSAR.

Based upon the foregoing, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that the allotment and issue of the Shares by the Company have been duly authorized by and on behalf of the Company and when allotted, issued and paid for in accordance with the Plan, the applicable Award Agreements and the Resolutions, and when appropriate entries have been made in the register of members of the Company, the Shares will be validly allotted and issued, fully paid and non-assessable.

This opinion is limited to the laws of Hong Kong and is rendered only with respect to the laws of Hong Kong, and the rules, regulations and orders under the laws of Hong Kong, that are in effect on the date of this opinion.  We express no opinion as to the laws of any other jurisdiction, and we do not undertake to advise you of any change in facts or law relevant to the opinions expressed herein.

We hereby consent to use of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,

/s/ PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP